Exhibit 99.1

Via Electronic Mail and Federal Express

November 30, 2011

Mr. Daniel S. Jaffee
President and Chief Executive Officer
Oil-Dri Corporation of America
410 North Michigan Avenue, Suite 400,
Chicago, Illinois 60611-4213

Re:  Annual Meeting of Oil-Dri Corporation of America

Dear Mr. Jaffee,

Pursuant to Section 303A.13 of the Listed Company Manual of the New York Stock Exchange LLC (“NYSE” or the “Exchange”), this letter constitutes a public reprimand by the Exchange to Oil-Dri Corporation of America (the “Company”) as a result of its failure to provide timely notification to the Exchange of the record date for the Company’s upcoming annual meeting scheduled for December 13, 2011.

Sections 204.21 and 401.02 of the Listed Company Manual require that the Exchange receive notice of a company’s record date “not later than the tenth day prior to the record date.” The Exchange understands that the Company has set a record date of October 18, 2011 for its annual meeting to be held on December 13, 2011. The Exchange does not believe that the Company timely gave notice to the Exchange about the setting of that record date for the following reasons:

•
The Exchange has no record of receiving a copy of the Company’s September 29, 2011 letter regarding the establishment of the date of its annual meeting as December 13, 2011, by facsimile or otherwise, on a date at least ten days before the record date. In any event, this letter did not provide any information about the record date for the annual meeting and would therefore not have constituted compliance with the Exchange’s record date notification rules even if the Exchange had received it on a timely basis.

•
The Company does not claim that it has provided direct notice to the Exchange of the establishment of the record date either in writing or telephonically with a written confirmation, as is explicitly required by Sections 204.21 and 401.02. While the Company claims to have sent the Exchange an electronic copy of its press release announcing the establishment of the record date, the Exchange has no record of having received it and the Company has been unable to provide evidence that it was in fact sent.

The Exchange has thus determined that the Company has violated one of the Exchange’s listing standards by setting a record date without proper notice to the Exchange. In this regard, Section 303A.13 of the Exchange’s Listed Company Manual allows the Exchange to issue a public reprimand letter to a listed company that has violated a listing standard as an alternative to suspending trading in or delisting the listed company.

Taking into account the following reasons, among other factors, the Exchange has determined that suspending trading in or delisting the Company’s securities is not warranted by the Company’s failure to provide the notice of its record date as required by the Exchange’s Listed Company Manual:

•
The information available to the Exchange indicates that the Company’s failure to comply with Listed Company Manual Sections 204.21 and 401.02 was not intentional and that the Company appears to have made good-faith efforts to comply with the notice requirement.

•
The Company disclosed the date of the annual meeting and the related record date in a press release issued on September 29, 2011, and in a Form 8-K filed with the Securities and Exchange Commission on the same date.

•
The Company has not fallen below the financial and other continued listing standards provided in Chapter 8 of the Listed Company Manual or failed to comply with the audit committee standards set out in Section 303A.06.1

In issuing this public reprimand letter, the Exchange does not take any position regarding whether the Company has complied with any state or federal law that might be applicable to the conduct of its annual meeting or the effectiveness of any votes solicited or taken at that meeting. The Exchange also takes no position on the effect, if any, of the Company’s failure to comply with the provisions of the Listed Company Manual on the conduct of the Company’s annual meeting or the effectiveness of any votes solicited or taken at that meeting.

The Exchange reminds the Company that this letter is a mandatory disclosure event pursuant to Item 3.01 of Form 8-K. The Company is therefore required to file a current report on Form 8-K disclosing receipt of this letter within the normal time period required for such disclosures.

 If you have questions about this letter, please do not hesitate to contact me directly.

Sincerely,

By:           /s/Claudia Crowley
Chief Executive Officer &
Chief Regulatory Officer
NYSE REGULATION

1 The Commentary to Section 303A.13 of the Listed Company Manual states that the issuance of a public reprimand letter “is not intended for use in the case of companies that fall below the financial and other continued listing standards provided in Chapter 8 of the Listed Company Manual or that fail to comply with the audit committee standards set out in Section 303A.06.